Exhibit 10.3

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and is the type that the Company treats as private or confidential.

LIMITED LICENSE Agreement

THIS LIMITED lICENSE AGREEMENT (the “Agreement”), also referenced as Document #651639, is entered into as of October 3, 2023 (“Effective Date”) by and among 704Games LLC, a Delaware limited liability company, whose principal office is at 5972 NE 4th Avenue, Miami, FL 33137 (“704GAMES” or “Licensee”) and NASCAR Team Properties, a series trust organized under the laws of Delaware, whose principal office is at 550 South Caldwell, Suite 2000, Charlotte, NC 28202, solely for and with respect to its Video Game and Digital Series (“NTP” or “Licensor”).

WHEREAS, NTP was formed pursuant to that certain Agreement and Declaration of Trust dated as of January 20, 2010 (as may be amended from time to time, the “Trust Agreement”);

WHEREAS, NTP and 704GAMES entered into that certain Second Amended and Restated Distribution and License Agreement effective as of January 1, 2019, which was subsequently amended by an Amendment effective November 13, 2020, and an Amendment effective November 30, 2020 (collectively, hereinafter the “Original Agreement”);

WHEREAS, 704GAMES agreed to assign the Original Agreement to iRacing.com Motorsport Simulations, LLC (“iRacing”), a Delaware limited liability company, effective October 3, 2023;

WHEREAS, pursuant to the consent letter by and between NTP, 704Games and iRacing, effective as of October 3, 2023, (“Consent Letter”) the Original Agreement was formally assigned to iRacing by 704Games with certain modifications to its terms and obligations as specifically set forth in such Consent Letter;

WHEREAS, 704GAMES desires to obtain from NTP a right to manage, support, operate, and sell the Licensed Products (as defined in Exhibit A) in the Distribution Channels (as defined herein) as further set forth in this Agreement and the Consent Letter; and

WHEREAS, for purposes of this Agreement, all capitalized terms and phrases, where written with an initial capital letter, shall have the meaning assigned to them in Exhibit A, unless the context otherwise requires.

NOW, THEREFORE, for and in consideration of the promises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

1. GOOD FAITH. Unless otherwise expressly set forth herein, the parties agree to act in good faith and to not conduct themselves in any way that would be deemed unreasonable by an ordinary person in the same circumstances as it relates to all of the underlying provisions in this Agreement, including, but not limited to, approvals, actions, obligations, commitments, determinations, etc.

2. TERM. This Agreement will commence on October 3, 2023 and shall remain in force through December 31, 2024 (“Term”).

3. TERRITORY. Worldwide, but only to the extent Licensed Products may be legally offered for sale, sold or otherwise distributed in such territories; provided, that the Territory shall, at a minimum, mean the United States of America and its territories, possessions, commonwealths, instrumentalities, protectorates and military bases (collectively, the United States).

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4. GRANT OF RIGHTS.

4.1 Non-Exclusive Rights. Subject to the terms, conditions, covenants, restrictions and obligations set forth in this Agreement, NTP hereby grants to 704GAMES a NON-EXCLUSIVE, NON-TRANSFERABLE, right and license to manage, support, operate, distribute, provide operational sell-off marketing (including sales incentives and promotions) and sell the Licensed Products in the Territory. For clarification, nothing herein grants 704GAMES any right to create, make and/or sell any new product as this license is solely intended to allow 704GAMES to continue supporting the Licensed Products created pursuant to the Original Agreement through the Term. The sell-off marketing (including sales incentives and promotions) shall be subject to NTP’s prior written approval, which approval shall not be unreasonably withheld.

4.2 Distribution. There are no limitations on distribution channels. Licensor acknowledges that Licensee may at its option distribute the Licensed Products for sale to consumers and retail outlets: (i) directly; (ii) directly via the Internet subject to the limitations herein; and/or (iii) via distributors on a regional (i.e., country-by-country) basis.

5. ADDITIONAL OBLIGATIONS OF 704GAMES.

5.1 Customer Service. 704GAMES shall handle all consumer complaints, including, but not limited to negative feedback originating from on-line content (gaming forums/social media sites), refunds, recalls, warranty compliance, and other matters related to the Licensed Products directly with the end consumer in a professional, ethical and diligent manner which reflects favorably on NTP and the Licensed Products. Any consumer complaints, including, but not limited to negative feedback originating from on-line content (gaming forums/social media sites), refunds, recalls, warranty compliance, and other matters received by 704GAMES related to the NTP Products shall be referred to NTP, and 704GAMES will use Commercially Reasonable Efforts to assist with any such matters to the extent related to the NTP Products marketed, offered for sale, distributed or sold by 704GAMES hereunder.

6. Intentionally Deleted.

7. PAYMENTS. In consideration of this Agreement, 704GAMES shall pay NTP as follows:

7.1 Royalty Rate. In consideration for the licenses granted herein, 704GAMES shall pay NTP a total Royalty payment as follows:

Type of Licensed Product	Royalty Rate Payable to NTP Starting on the Effective Date (for the avoidance of doubt, the royalty rates set forth in the Original Agreement apply to the periods prior to the Effective Date)
Licensed Product Net Sales	[***]

7.2 Minimum Annual Guarantees and Advances. In consideration of the rights granted herein, 704GAMES shall pay (without duplication) the following Minimum Annual Guarantees and advance payments on the Net Sales of Licensed Products to NTP as set forth in the Consent Letter for the calendar year 2024 and as pursuant to the Original Agreement for the calendar year 2023:

MINIMUM ANNUAL GUARANTEE AND ADVANCES	2023	2024
Licensed Products	$1,030,000 as set forth in the Original Agreement (NTP hereby acknowledges that $373,885.11 of such Minimum Annual Guarantee has already been paid by 704GAMES to NTP)	$598,000 as set forth in the Consent Letter

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7.3 Payments; Statements and Records.

(a) Payment. All Royalty payments shall be made in U.S. dollars to the order of NTP as set forth in Section 15.1 and are due and payable within forty-five (45) days after the end of each calendar quarter for sales or distributions during such previous calendar quarter. Complete and accurate Royalty Payment reports will be due whether or not there are sales during the previous quarter.

Any advances paid to Licensor by Licensee as set forth in the Consent Letter and the Original Agreement shall be credited against Royalties owed by Licensee to Licensor. Licensee shall solely be responsible for remitting Royalties that exceed the Minimum Annual Guarantee for such given year. All Minimum Annual Guarantees, advances, and Royalties, as well as any other payments made to Licensor herein, shall be non-refundable and shall be fully earned when paid.

Licensee further covenants that it shall pay Licensor the Minimum Annual Guarantee for the calendar year 2024 pursuant to the Consent Letter and for the calendar year 2023 pursuant to the Original Agreement (after giving effect to $373,885.11 of such Minimum Annual Guarantee has already been paid by 704GAMES to NTP) regardless of whether Licensee is able to sell enough Licensed Product(s) to offset the Minimum Annual Guarantee(s). Licensor relies on such Minimum Annual Guarantee(s) to facilitate its own business objectives and as a result under no circumstances will it reduce, waive or otherwise permit Licensee to carry such Minimum Annual Guarantee(s) forward to another year.

(b) Bankruptcy. In the event of a bankruptcy filing by or against 704GAMES, to the extent that any proceeds from the sales of Licensed Products are deemed to be property of 704GAMES rather than held in trust for NTP, and to the extent that this Agreement has not been terminated, the parties intend that any Royalties during the bankruptcy period be deemed administrative claims under the bankruptcy code because the parties recognize NTP’s right to fully exploit the rights hereunder through alternative means will be significantly limited, delayed or eliminated during the bankruptcy period and that the bankruptcy estate will enjoy material benefits with respect thereto.

(c) Correctness of Statements and Payments. The receipt or acceptance by NTP of any statements furnished pursuant to this license or any Royalties paid hereunder (or the cashing of any Royalty checks paid hereunder) shall not be deemed a waiver of any rights.

8. TERMINATION

8.1 Termination by 704GAMES. Without limiting any other termination rights of 704GAMES as provided under this Agreement, 704GAMES has the right to terminate this Agreement and its obligations hereunder upon written notice to NTP if NTP commits a material breach of its obligations under this Agreement, and such breach continues uncured for a period of thirty (30) days after delivery of written notice thereof to NTP. Any such termination rights will be in addition to and not in lieu of, any other rights and remedies, whether legal or equitable, to which 704GAMES may be entitled.

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8.2 Termination by NTP. Without limiting any other termination rights of NTP as provided under this Agreement, NTP has the right to terminate this Agreement and its obligations hereunder immediately upon written notice to 704GAMES without incurring thereby any liability to 704GAMES, in the event of any of the following:

(a) if 704GAMES otherwise fails to perform any of the material terms, conditions, agreements or covenants in this Agreement, or breaches any material provision of this Agreement, and such default or breach continues uncured for a period of thirty (30) days after delivery of written notice thereof to 704GAMES;

(b) if 704GAMES (i) discontinues its business as now conducted, (ii) sells all or substantially all of its assets, (iv) sells or grants rights to any product line or division that includes any of the Licensed Products, or (v) directly or indirectly assigns, transfers, sublicenses or encumbers any of its rights under this Agreement in violation of the terms hereof without the prior express written consent of NTP;

Any such termination rights will be in addition to, and not in lieu of, any other rights and remedies, whether legal or equitable, to which NTP may be entitled.

8.3 Repetitive Breaches. Notwithstanding the foregoing, if 704GAMES has breached a material provision of this Agreement and been given the opportunity to cure such breach and 704GAMES breaches the same provision within a 90-day period, NTP may immediately terminate this Agreement without providing any additional notice or opportunity to cure.

8.4 Effect of Termination.

(a) 704GAMES Obligations. Upon termination by NTP pursuant to this Section 8 or upon expiration of this Agreement, 704GAMES shall: (i) cease production and support of the Licensed Products, (ii) instruct its digital distribution partners to remove Licensed Products from all distribution channels no later than ten (10) business days before the end of the Term or after termination, (iii) pay all unpaid Royalties, indemnification amounts and other sums due hereunder (and such obligation shall survive termination of this Agreement), (iv) immediately deliver to NTP a complete schedule of all inventory of the Licensed Products; and (v) either (x) cause all Licensed Rights to be removed from the Licensed Products and provide NTP with satisfactory evidence of such removal; or (y) in the event that such removal of Licensed Rights is not feasible destroy all products, packages and other materials in its possession bearing Licensed Rights not previously sold to NTP or NTP Licensors, as applicable, and provide satisfactory evidence to NTP of such destruction. 704GAMES will immediately deliver NTP a statement showing the number and description of the Licensed Products on hand or in process. NTP shall have the right to take a physical inventory to verify such inventory and statement, said inventory to be conducted at 704GAMES’ premises during normal business hours and upon at least ten (10) business days advance written notice.

(c) Surviving Obligations. (i) The termination by NTP or expiration of this Agreement shall not relieve 704GAMES of any obligation due to NTP or the NTP Licensors under this Agreement arising or accrued prior to or as of the date of such termination or expiration, including without limitation the obligation to pay Royalties and indemnification amounts, reporting obligations, and restrictions set forth herein; (ii) Termination by 704GAMES or expiration of this Agreement shall not relieve NTP of any obligation to 704GAMES under this Agreement including, without limitation, the obligation to pay indemnification amounts that may arise.

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9. Intentionally Deleted

10. REPRESENTATIONS AND WARRANTIES; COMPLIANCE WITH LAWS

10.1 General. 704GAMES and NTP, on behalf of itself and each NTP Licensor, represents and warrants to the other that: (i) it has, and will maintain at all times during this Agreement, all material federal, state and local governmental permits and licenses required in order to conduct its business as contemplated hereunder; (ii) it is duly organized and validly existing under the laws of the state of its organization; and (iii) it has full power and authority to enter into and perform this Agreement and the person or persons executing this Agreement have been duly authorized to do so; and (iv) (v) the execution, delivery and performance of this Agreement shall not conflict with, violate or constitute a default under, any other contracts, agreements or undertakings to which it is a party or by which it is bound. EXCEPT AS OTHERWISE SET FORTH OR REFERENCED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED.

10.2 Additional Representations and Warranties of 704GAMES. 704GAMES further represents and warrants the following:

(a) The Licensed Products and 704GAMES’ activities to sell and distribute the Licensed Products, will conform at all times to all applicable federal, state and local laws, rules, regulations, ordinances and other enactments and industry standards, including, but not limited to, those relating to product safety and child labor laws.

(b) The Licensed Products will be merchantable and fit for the purpose for which they are intended and will not be defective. The Licensed Products will be of a standard of quality at least as high as that of the builds made available for NTP’s inspection and approval so as to be suited to their exploitation and to the protection and enhancement of the Licensed Rights and goodwill pertaining thereto.

11. CONFIDENTIALITY.

Each party hereto agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public Confidential Information received by such party in connection with this Agreement and agrees and undertakes that it shall not disclose to any third party (including without limitation any fan or member clubs, other licensees, sanctioning bodies, trade associations, industry groups, publications or other persons or entities) or use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, without the express prior written consent of the disclosing party. For purposes of this Agreement, “Confidential Information” shall mean information, documents and other tangible things, provided by either party to the other, in whatever form, whether alone or in its compiled form and whether marked as confidential or not, relating to the party’s business and marketing, including without limitation, the party’s financial information, personal information, customer lists, product plans and marketing plans, the terms and conditions of this Agreement, any materials provided pursuant to or in accordance with this Agreement, and any financial information regarding NTP licensing (including without limitation, royalty rates, royalties, minimums, guarantees, distribution channels, volume of sales, breakdown of sales by product or SKU or other such information). Any party may disclose Confidential Information required to be disclosed (i) pursuant to subpoena or other court process; provided that the party required to make such disclosure gives the other party written notice of the information to be disclosed as far in advance of its disclosure as is practicable and uses its reasonable good faith Commercially Reasonable Efforts to obtain assurance that such information will be accorded confidential treatment, (ii) when required to do so in accordance with the provisions of any applicable law or regulations, including the regulations of any national securities exchange or trading market on which the securities of such party or its Affiliate Companies are traded, to such persons to whom such disclosure is so required, (iii) at the express direction of any agency of any State of the United States of America or of any other jurisdiction in which such party conducts its business, to such agency, (iv) to such person’s independent auditors and other professional advisors that have a reasonable need or basis for access thereto; provided they agree to maintain confidentiality, (v) subject to continued confidentiality, and only on a “need to know” basis and to the extent reasonably necessary, to such party’s parent companies or equity owners, and in the case of NTP and the NTP Licensors, to their sponsors and Drivers, (v) to the extent that such information is already known to the recipient or otherwise in the public domain, and (vi) in order to protect or enforce their rights hereunder. The foregoing confidentiality provision shall survive the termination or expiration of this Agreement. Notwithstanding anything to the contrary set forth herein or any other document, Licensee and/or its direct and indirect parent entities shall have the right to disclose this Agreement, including any amendments or modifications thereof, and their respective terms and conditions as required by the applicable securities laws, rules and regulations, provided that Licensee and/or its direct and indirect parent entities seek confidential treatment of certain business terms and proprietary information of the Agreement as mutually agreed upon by the parties.

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12. Intentionally Deleted.

13. INDEMNIFICATION AND INSURANCE

13.1 Indemnification by 704GAMES. Except as provided at Section 13.2, 704GAMES shall be solely responsible for all liability arising out of the distribution and sale of the Licensed Products. 704GAMES agrees to indemnify, defend, release and hold harmless NTP and its NTP Licensors, sponsors and drivers and their respective officers, directors, employees and agents as well as any affiliates or subsidiaries of the foregoing (the “NTP Indemnified Parties”) from any and all claims, losses, suits, demands, liability, cause of action, injury or damages (including, but not limited to, attorneys’ fees, expert witness fees, costs and expenses, fines, penalties or sanctions) of any kind or nature whatsoever, including death, whether such claim be for breach of warranty, product liability, or for any other alleged claim, and whether such claim be based in negligence, strict liability, or under any other theory, against any NTP Indemnified Party to the extent arising out of: (i) the Licensed Products (other than related to the Licensed Rights ), (ii) the actions or inactions of 704GAMES in accordance with this Agreement (except to the extent such actions or inactions are expressly authorized by and in accordance with this Agreement), (iii) any claims of unauthorized use of or infringement of any trademark, service mark, copyright, patent, process, method or device or other proprietary right by 704GAMES in connection with the designs of or otherwise related to the Licensed Products (excluding the Licensed Rights), (iv) false advertising, fraud, misrepresentation related to the Licensed Products, (v) unauthorized use of the Licensed Rights by 704GAMES, (vi) 704GAMES’ non-compliance with any applicable laws or rules or regulations; (vii) breach by 704GAMES of its representations or warranties provided under this Agreement; or (viii) libel or slander against, or invasion of rights of privacy or publicity of, any third party by or on behalf of 704GAMES. The indemnification hereunder shall survive the expiration or termination of this Agreement.

704GAMES will assume on behalf of the NTP Indemnified Parties the defense of any action at law or suit in equity or any other proceeding which may be brought against any NTP Indemnified Party upon such indemnified claim by an unrelated third party. This indemnity shall continue in force notwithstanding the termination or expiration of this Agreement. NTP agrees to use good faith Commercially Reasonable Efforts to cooperate and consult, and to cause any applicable NTP Indemnified Party to cooperate and consult, with 704GAMES (at 704GAMES’ expense) with respect to any third-party indemnity claim contemplated by this Section 13.1.

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13.2 Indemnification by NTP. NTP agrees to defend, indemnify, release and hold harmless 704GAMES, its Affiliated Companies and their officers, directors, employees and agents (the “704GAMES Indemnified Parties”) from any and all claims, losses, suits, demands, liability, cause of action, injury or damages (including, but not limited to, attorney’s fees, expert witness fees, costs and expenses) against any 704GAMES Indemnified Party to the extent arising out of a breach by NTP of its representations or warranties provided under this Agreement. In the event a third party should file within the United States any claim against 704GAMES for copyright or trademark infringement or unauthorized use of any element(s) of the Licensed Rights, solely on account of 704GAMES’ proper and authorized use of the Licensed Rights in the United States in full and complete accordance with the terms hereof, 704GAMES shall promptly notify NTP of such claim, then NTP (and/or the appropriate NTP Licensors as the case may be) shall undertake defense of such claim through counsel of its choosing in NTP’s sole discretion and at its, or, at NTP’s (and/or the appropriate NTP Licensors or such entity’s licensors’) expense as to the Licensed Right, and shall take whatever steps NTP deems necessary or appropriate to defend or settle and finally dispose of such claim, provided that no such settlement shall diminish or abridge any right of 704GAMES under this Agreement without the prior written consent of 704GAMES, not to be unreasonably withheld, and shall hold 704GAMES harmless from all costs, expenses and losses arising out of such claims and the disposition thereof. NTP and/or the appropriate NTP Licensors have received indemnification from their respective licensors and reserve the right to seek recourse against such third-party licensors for any claim involving such licensors’ marks; provided, however, that such recourse shall have no bearing upon the obligation of NTP under this provision, which obligation shall not be conditional upon or affected by the existence or non-existence of any obligation between NTP and any other party or entity. If the claim is disposed of by agreed or court-imposed suspension of distribution of Licensed Products, 704GAMES, upon notice from NTP, shall suspend its distribution of the affected Licensed Products, subject to the foregoing provisions. This indemnity shall continue in force notwithstanding the termination or expiration of this Agreement. 704GAMES agrees to use good faith Commercially Reasonable Efforts to cooperate and consult, and to cause any applicable 704GAMES Indemnified Party to cooperate and consult, with NTP (at NTP’s expense) with respect to any third-party indemnity claim contemplated by this Section 13.2.

13.3 Insurance. Upon execution of this Agreement, 704GAMES shall obtain from an insurer with an A.M. Best Company rating of A.VIII or higher that is satisfactory to NTP, at 704GAMES’ own expense, and maintain in full force and effect throughout the Term and during any subsequent period when the Licensed Products are in distribution by 704GAMES and for a one-year period thereafter, products and contractual liability, completed operations, advertiser’s and comprehensive liability insurance policies on an occurrence basis with respect to the Licensed Products and shall name the NTP Indemnified Parties as additional insureds therein. Such insurance shall be primary and not contributory to any other applicable insurance maintained by the additional insureds and shall provide the NTP Indemnified Parties protection against all aforementioned claims, damages, etc. arising from Section 13.1 above. The amount of coverage of each policy should be a minimum of Five Million Dollars ($5,000,000) combined single limit, and a per annum aggregate limitation of not less than Five Million Dollars ($5,000,000). Each policy shall provide for thirty (30) days’ notice to NTP from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination. 704GAMES agrees to furnish NTP a Certificate of Insurance evidencing same upon full execution of this Agreement. The amount of insurance required hereunder is only intended as a minimum and not intended to limit the applicability of 704GAMES’ insurance with respect to insurable matters hereunder.

14. LIMITATION OF LIABILITY

Neither NTP, the NTP Licensors nor any of their respective affiliates, licensors, or sponsors, nor their respective directors, officers, employees, principals, partners, agents, successors or assigns, or anyone acting by or with their authority or on their behalf, nor 704GAMES or such related entities shall be liable to the other or any of its affiliates, subsidiaries, or successors or their respective directors, officers, employees, principals, partners, agents, successors or assigns, or anyone acting by or with their authority or on their behalf for any CONSEQUENTIAL, INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES as a result of a breach or a claimed breach of this Agreement.

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15. MISCELLANEOUS

15.1 Notices. Except as otherwise set forth herein, all notices or submissions to be made or delivered by either party will be sent by U.S. first class mail, postage prepaid, overnight delivery service, email, or by facsimile or personally delivered to the appropriate party at its respective address set forth below:

FOR NTP:

For Notices Purposes:	NASCAR Team Properties 550 South Caldwell Street, 2000 Charlotte, NC 28202 Attn: NTP Administrator Fax: 704-348-9696 Phone: 704-348-9600 Email: mmalayter@nascar.com

with copy to:	NASCAR Team Properties 550 South Caldwell Street, 2000 Charlotte, NC 28202 Attn: Senior Assistant General Counsel Fax: 704-348-9696 Phone: 704-348-9600 Email: jweaver@nascar.com

For Payment of Royalties:	Attn: NTP Accounting Company Name: NASCAR, LLC Street Address: One Daytona Blvd. City, Stat, Zip: Daytona Beach, Florida 33314 Phone: 386-253-0661 Fax: 386-681-6884

For 704GAMES:	704Games LLC 5972 NE 4th Avenue Miami, FL 33137 Attention: Stephen Hood, Manager Phone: 305-507-8799 Email: sh@motorsportgames.com or to other such address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth herein, provided that notice of a change of address shall be deemed given only upon receipt. Delivery is deemed to have occurred upon receipt or first properly attempted delivery.

15.2 Modification. None of the terms of this Agreement may be waived or modified except as expressly agreed to in writing by all 704GAMES and NTP.

15.3 Waiver. Any party’s failure to enforce, or delay in enforcing, any of its rights under this Agreement shall not be deemed a waiver of any of those rights or any other rights under this Agreement.

15.4 Severability. The determination that any part of this Agreement is declared void or of no effect shall not invalidate this Agreement, and either 704GAMES or NTP, at its option, may submit alternative provisions to be agreed upon by both parties.

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15.5 Relationship of the Parties. The relationship between the parties hereto is solely that of independent contractors, and nothing herein shall be deemed or construed to create any franchise, joint venture, partnership or any other relationship. Nothing in this Agreement is intended by the parties hereto to create a fiduciary relationship between them, nor to constitute one party an agent, legal representative, subsidiary, franchise, joint venture, partner, employee or servant of another party for any purpose whatsoever. It is understood and agreed that each party is an independent contractor of the other and is in no way authorized to make any contract, warranty or representation or to create any obligation on behalf of the other party.

15.6 Intended Third Party Beneficiaries. The parties acknowledge and agree that the NTP Licensors are direct and intended third party beneficiaries under this Agreement and, as such, are each entitled to all rights and protections afforded to NTP hereunder solely with respect to their own Licensed Rights and may independently enforce the obligations of 704GAMES hereunder pertaining solely to the permitted uses of their respective Licensed Rights and matters related to insurance and indemnity as against 704GAMES or any entity acting by, through or on behalf of 704GAMES.

15.7 Prevailing Parties. In the event of any breach or threatened breach of this Agreement by either party or infringement of any rights of NTP and/or NTP Licensors, if either party employs attorneys or incurs other expenses, the non-prevailing party shall reimburse the prevailing party for its reasonable attorney’s fees and other expenses.

15.8 Governing Laws. This Agreement and the terms and provisions of this Agreement shall be interpreted and construed in accordance with, governed by, and enforced in accordance with the laws of the State of North Carolina without regard to principles of conflicts of law. Any litigation, action, or proceeding arising out of or relating to this Agreement shall be instituted only in the state or federal courts in the state of North Carolina, Mecklenburg County. 704GAMES, NTP and the NTP Licensors each hereby waive any objection which it might have now or hereafter to the venue of any such litigation, action or proceeding, submits to the jurisdiction of any such court and, waives any claim or defense of inconvenient forum. 704GAMES, NTP and the NTP Licensors each consent to service of process by certified or registered mail, return receipt requested, at their respective address and expressly waives the benefit of any contrary provision of law.

15.9 Assignment.

(a) 704GAMES shall not assign, sublicense or subcontract its rights or delegate its obligations under this Agreement, directly or indirectly, in whole or in part (whether by operation of law, in bankruptcy or otherwise) without the prior written consent of NTP. Any assignment or attempted assignment pursuant to the change of control of 704GAMES or merger or the sale of the stock, assets or business of 704GAMES or sale of a product line or division that includes rights to any of the Licensed Products shall not be effective without the prior written consent of NTP. Any assignment in violation of this Section 15.9 shall be null and void.

(b) 704GAMES understands and acknowledges that NTP has relied on 704GAMES’ particular skill and knowledge and unique abilities with respect to the Licensed Products. In an insolvency proceeding, this Agreement shall be considered as an executory contract that may not be assumed or assigned without the prior written consent of NTP and that terminates pursuant to Section 365(3)2 of the Bankruptcy Code. The parties acknowledge that any delay by 704GAMES or any trustee to comply with all terms hereof will materially harm NTP and its NTP Licensors and interfere with NTP’s and its NTP Licensors’ ability to exploit the Licensed Rights.

(c) Upon written notice to 704GAMES, NTP may freely assign this Agreement to any successor in interest or acquirer of NTP, including without limitation, collaterally assign its financial benefits hereunder; provided that the assignee of such interest shall acquire all tangible and intangible assets of NTP with respect to this Agreement and Video Game and Digital Series and be required to assume in writing all obligations undertaken by NTP in this Agreement.

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15.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

15.11 Survival. The terms, provisions, covenants, representations, warranties and indemnities contained in this Agreement which by their nature, sense and context survive or are expressly intended to survive the expiration or termination of this Agreement will so survive and continue in full force and effect until they are satisfied or by their nature expire.

15.12 Affiliates and Subsidiaries. This Agreement is entered into solely between, and may be enforced only by, 704GAMES, NTP and each NTP Licensor, and this Agreement does not create any rights in third parties, including suppliers, customers or subcontractors of a party, or to create any obligations of a party to any such third parties. With respect to any rights or privileges available or reserved to a NTP Licensor under this Agreement, the term NTP Licensor shall include any of its current or future Affiliated Companies; provided, however that NTP and each NTP Licensor shall be responsible for the compliance by its current and future (after such time it becomes an Affiliate) Affiliated Companies with the terms and conditions of this Agreement, and 704GAMES acknowledges and agrees that any claim or action it may have under this Agreement, whether arising from the acts or omissions of a NTP Licensor or any of its current or future (after such time it becomes an Affiliate) Affiliated Companies, shall be brought only against NTP and such NTP Licensor.

15.13 Acknowledgment of Series Trust. 704GAMES acknowledges that: (i) NTP is a “series” trust within the meaning of Sections 3804 and 3806(b)(2) of the Delaware Statutory Trust Act; and (ii) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to NTP hereunder shall be enforceable against the assets of NTP which have been allocated to “Video Game and Digital Series” thereof and not the assets of the Trust generally or any other series of the Trust.

15.14 Entire Agreement. This Agreement and all exhibits referenced herein or attached hereto set forth the entire Agreement between the parties and supersedes all prior agreements, representations, oral statements, and understandings. There are no unwritten oral agreements, promises, representations, agreements or understandings between the parties other than those contained herein. Each party hereto, including the NTP Licensors, is a sophisticated business entity experienced in licensing activity and has had the opportunity to negotiate the Agreement and to be represented by legal counsel in connection therewith so no legal or other presumptions against the drafting party of the Agreement concerning its construction, interpretation or otherwise shall accrue to the benefit of any party to this Agreement.

//Signatures on the following page//

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IN WITNESS whereof, this Agreement has been executed by an authorized representative of each party as of the Effective Date.

LICENSOR:		LICENSEE:

NASCAR TEAM PROPERTIES SOLELY FOR AND WITH RESPECT TO ITS VIDEO GAME AND DIGITAL SERIES		704GAMES LLC

By:	/s/ Megan Malayter	By:	/s/ Stephen Hood

Print Name:	Megan Malayter	Print Name:	Stephen Hood

Title:	Trustee	Title:	Manager

Date:	October 3, 2023	Date:	October 3, 2023

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EXHIBIT A

DEFINED TERMS

“704GAMES Indemnified Parties” has the meaning provided in Section 13.2 of this Agreement.

“Affiliate Company” means any subsidiary, parent, or entity affiliated with, controlling or under common control with, any party to this Agreement (including the NTP Licensors), and any Related Person of any of the foregoing. “Related Person” means any officer, director, employee, agent, or shareholder of any party to this Agreement (including the NTP Licensors) or their respective Related Companies, who owns all or a portion of its stock, bonds, debentures, or assets or who is a partner, joint venturer or shares in the ownership or distribution of its cash flow, revenue, profits or assets.

“Commercially Reasonable Efforts” means reasonable and good-faith efforts to accomplish the objectives that are consistent with the general practices of the respective parties under such applicable circumstances in order to achieve the desired result(s) in a reasonable, efficient and cost-effective manner within the applicable time period, but not requiring a party to: (A) take any actions that would result in a materially adverse change in the benefits to such party to this Agreement or the transactions contemplated hereby; (B) take any actions that would be commercially unreasonable under the circumstances or require the promising party to take any actions that would, individually or in the aggregate, cause the promising party to pay additional consideration (or forego consideration) outside the ordinary course of business unless additional consideration is expressly contemplated by the terms of this Agreement; (C) take any action that would violate any law, order, rule or regulation to which the promising party is subject; or (D) initiate litigation or arbitration.

“Driver(s)” means any current or historical driver of a race car for a Race Team, together with any replacement or substitute drivers, which the Race Team has licensed hereunder.

“Licensed Products” means the games and DLC, included in the table below, created in the Original Agreement which bear the Licensed Rights.

NASCAR ‘15
NASCAR Heat Evolution 2016
NASCAR Heat Evolution 2017
NASCAR Heat 2 2017
NASCAR Heat 2 Season Update 2018
NASCAR Heat 3 2018
NASCAR Heat 3 Season Update 2019
NASCAR Heat 4 2019
NASCAR Heat Mobile 2020
NASCAR Heat 5 2020
Nascar Ignition 21
Nascar Ignition 21 - DLC
NASCAR Heat Ultimate Edition +
NASCAR Rivals
NASCAR Rivals - DLC

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“Licensed Rights” means intellectual property of Video Game and Digital Series used to create the Licensed Products, which included, without limitation, all relevant copyrights, trademarks, trade dress, logos, names, likenesses, signatures, artwork, primary and special paint schemes, vehicle designs, visual representations, helmets, uniforms, photographs and accessories and all other paraphernalia associated therewith, as provided or permitted by NTP Licensors (e.g., NASCAR and/or NASCAR Teams) and each of their sponsors. This definition shall be amended during the Term (either by way of addition to or removal from the then-current rights grant to NTP’s Video Game and Digital Series) by agreement of the parties except as imposed upon NTP by NTP Licensors. For additional clarity, the Licensed Rights shall include the NASCAR bar logo, NASCAR word mark, and NASCAR Heat logo and word mark used as a primary brand of the Licensed Product (e.g., “NASCAR Heat,” “NASCAR Heat Mobile,” and “NASCAR Heat 2”), and the tagline, “Officially Licensed by NASCAR.”

“NASCAR” means the National Association for Stock Car Auto Racing.

“Net Sales” means the bona fide total gross U.S. dollars invoice amount billed to purchasers or for payments received, whichever is greater for Licensed Products, including the royalty amount, less royalty payments payable on such revenues to platform owners (e.g., Sony, Nintendo, Microsoft, etc.), less Licensed Product duplication costs, less sales tax to the extent actually included in the invoice amount, actual trade discounts and allowance in the ordinary course and permitted actual returns and/or actual allowance in lieu of returns in the ordinary course of 704GAMES’ business as supported by credit memoranda issued to customers. No deductions shall be made for direct or indirect costs incurred in manufacturing, selling, marketing and/or advertising (including cooperative and promotional allowances) or distributing the Licensed Product, nor shall any deduction be made for uncollectible accounts, cash discounts, similar allowances or any other amounts. 704GAMES shall be solely responsible for any and all taxes, customs, duties, levies, import or other charges on the Licensed Products. Net Sales resulting from sales made to any direct or indirect Affiliate Company of Licensee shall be computed based on the regular selling prices in the industry. If such Affiliate Company is a reseller in the industry, for the purpose of determining Net Sales, the sales price shall be the higher of the sales price charged to such Affiliate Company or the price charged in the industry by such Affiliate Company.

“NTP Indemnified Parties” has the meaning provided in Section 13.1 of this Agreement.

“NTP Licensors” means NASCAR, the Teams, Drivers and any other Persons that have licensed or otherwise permitted NTP to grant their Licensed Rights solely as it relates to the Licensed Products.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other legal entity.

“Royalty(ies)” means, as set forth in Section 7.1 of the Agreement, the collective reference to royalties payable to NTP by 704GAMES or the specific reference to a certain royalty for a Licensed Product.

“Team(s)” means those organizations providing Licensed Rights.

“Territory” means the definition as referenced in Section 3 of this Agreement.

“Video Game and Digital Series” means that legally designated separate series created and maintained by NTP within the meaning of Sections 3804 and 3806(b)(2) of the Delaware Statutory Trust Act, and which is known as the “Video Game and Digital Series” subject to Section 15.14 hereof.

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